Exhibit 10.1

THE WET SEAL, INC.

July 6, 2005

Mr. Michael Gold

YM inc.

50 Dufflaw Road

Toronto, Ontario M6A2W1

Dear Michael:

We are pleased to set forth the framework of your continuing relationship as a consultant to The Wet Seal, Inc. (the “Company”).

Position and Duties:	You have been consulting for us since November 1, 2004 and shall continue to serve as a consultant to the Company in the manner you are presently acting, routinely working with our merchants and buyers, consulting with the Board and the Company’s Chief Executive Officer concerning the merchandising of the stores of our Wet Seal division and the retention of appropriate executive personnel for that division. We will discuss with you any plans for the opening or closing of Wet Seal stores. You will be provided regularly (weekly/monthly and quarterly) with financial and other information you believe necessary for proper management of the division and you will be invited to attend board meetings as an observer subject to the confidentiality provisions contemplated hereby.

Effective Date:	January 1, 2005 (Grant Date).

Term:	Through and including January 31, 2007.

Cash Payment:	$4,000,000 payable in the following manner: $2,100,000 upon the execution of this Agreement and $1,900,000 in 19 equal monthly installments of $100,000 commencing as of July 1, 2005 ($4,000,000 total).

Equity:	Restricted Stock – Time Based. A grant of 2,000,000 shares, which shall vest on January 28, 2006 in accordance with the terms of the Award Agreement attached as Exhibit A hereto.

Performance Shares. A grant of 3,500,000 shares which shall vest in accordance with the schedule contained in the Award Agreement, attached as Exhibit A (The Company acknowledges that 300,000 of these Performance Shares, must be issued under a separate Performance Grant pursuant to a shareholder approved plan within the next 30 days.)

Conflict of Interest:	You have disclosed to the Company the extent and the nature of your retail businesses and the Company acknowledges that there are no conflicts of interest which shall affect the performance of your duties hereunder. You agree that if you or any of your affiliates find or are offered a store location in the United States or any of its territories for your business, the Company shall be given written notice of the location of the store and its intended purpose and a period of 7 days to object to your opening such store. If the Company objects, you will not open the store.

Sale of Company:	All unvested shares will vest upon a change in control as defined in Section 2.3 of the Company’s 2005 Stock Incentive Plan, as amended from time to time.

Restrictive Covenants:	Standard confidentiality and non-solicitation provisions shall apply.

Restrictions on Resale:	The restricted shares and the performance shares (collectively, the “Shares”) will be unregistered under the securities laws. The Company shall include the Shares under a registration statement on Form S-8 to be filed with the Securities and Exchange Commission as promptly as practicable.

In the event the registration statement on Form S-8 covering the resale of the Shares is not available at the time you wish to sell your vested Shares, the Company will use its reasonable best efforts, at it’s expense, to file one or more registration statements covering the resale of the vested Shares at such times and in such amounts of Shares as you request, and shall maintain the effectiveness of the registration statement(s) until you have sold all of the vested Shares or until such time as they may be sold by you without the necessity of a registration statement under applicable law.

Governing Law:	California.

Dispute Resolution:	Binding Arbitration.

Very truly yours,

THE WET SEAL, INC.

By:	/s/ JOEL WALLER
Joel Waller, President

Agreed:

/s/ MICHAEL GOLD
Michael Gold

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